Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Deferred Compensation Plan of NCI Building Systems, Inc. of our reports dated January 8, 2007, with respect to the consolidated financial statements and schedule of NCI Building Systems, Inc. included in its Annual Report on Form 10-K for the year ended October 29, 2006, NCI Building Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NCI Building Systems, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

January 8, 2007